Exhibit 8




          STOCKHOLDERS AGREEMENT, dated as of January 25, 1995 (this "Agreement"), between DP/SU ACQUISITION INC., a Delaware corporation
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("Purchaser") and an indirect wholly owned subsidiary of CADBURY SCHWEPPES plc,
  ---------
a company organized under the laws of England ("Parent"), and the persons listed
                                                ------
on Schedule A hereto (each, individually, a "Stockholder" and, collectively, the
                                             -----------
"Stockholders").
 ------------

          WHEREAS, Parent and Purchaser have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; capitalized
                                             ----------------
terms not defined in this Agreement have the meanings ascribed to them in the Merger Agreement), with Dr Pepper/Seven-Up Companies, Inc., a Delaware corporation (the "Company"), which provides, among other things, upon the terms
                  -------
and subject to the conditions thereof, for the acquisition by Purchaser of all the outstanding shares of Common Stock, par value $.01 per share, of the Company ("Company Common Stock") through (a) a tender offer (the "Offer") for all shares
  --------------------                                    -----
of Company Common Stock for $33.00 per share net to the sellers thereof in cash (the "Per Share Amount") and (b) a second-step merger pursuant to which
      ----------------
Purchaser will merge with and into the Company (the "Merger") and all
                                                     ------
outstanding shares of Company Common Stock (other than shares of Company Common Stock held by Purchaser or Parent or any direct or indirect wholly owned subsidiary of Parent or the Company and shares of Company Common Stock held in the treasury of the Company) will be converted into the right to receive the Per Share Amount in cash; and

          WHEREAS, as of the date hereof, each Stockholder owns (beneficially or of record) the number of shares of Company Common Stock set forth opposite such Stockholder's name on Schedule A hereto; and

          WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, Parent and Purchaser have required that the Stockholders agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Stockholders have agreed, severally and not jointly, to tender pursuant to the Offer, in accordance with the terms of this Agreement, all the shares of Company Common Stock now owned (beneficially or of record) and which may hereafter be acquired by each Stockholder (the "Shares").
                                                          ------

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:




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                                        2

                                    ARTICLE I

                          COVENANTS OF THE STOCKHOLDERS
                          -----------------------------

          SECTION 1.01.  No Disposition or Encumbrance of Shares.  Except as
                         ---------------------------------------
contemplated by Section 1.03 hereof, each Stockholder hereby covenants and agrees, severally and not jointly, that such Stockholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on such Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to the Shares now owned or that may hereafter be acquired by such Stockholder at any time prior to the earlier of (x) the purchase by Purchaser of all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer or (y) the termination of the Offer by the Purchaser.

          SECTION 1.02.  No Solicitation of Transactions.  Each Stockholder
                         -------------------------------
shall not, directly or indirectly, through any agent or representative or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or entity or government, political subdivision, agency or instrumentality of a government (collectively, other than Purchaser and any affiliate of Purchaser, a "Person") relating to (i) any acquisition or
                                   ------
purchase of all or any of the Shares or (ii) any acquisition or purchase of all or (other than in the ordinary course of business) any substantial portion of the assets of, or any equity interest in, the Company or any Material Subsidiary or any business combination with the Company or any Subsidiary or, subject to their fiduciary duties as directors of the Company and as contemplated in
Section 6.05 of the Merger Agreement, participate in any negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any Person to do or seek any of the foregoing. Such Stockholder immediately shall cease and cause to be terminated all existing discussions or negotiations of such Stockholder and his agents or other representatives with any Person conducted heretofore with respect to any of the foregoing. Such Stockholder shall notify Purchaser promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made.

          SECTION 1.03.  Agreement to Tender the Shares Pursuant to the Offer.
                         ----------------------------------------------------
Each Stockholder agrees to validly tender and not withdraw pursuant to the Offer all the Shares now owned (beneficially or of record) or that may hereafter be acquired by such Stockholder. Notwithstanding the foregoing, such Stockholder may withdraw such Shares from the Offer in the event that (a) the Minimum Condition is not satisfied in the Offer (including in the determination of whether the Minimum Condition is satisfied the Shares




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                                        3

tendered by each Stockholder) in which event the Shares of such Stockholders shall be deemed to be withdrawn without any action on the part of any party hereto or any other person or (b) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, the Merger or the Merger Agreement.


                                   ARTICLE II

                                  MISCELLANEOUS
                                  -------------

          SECTION 2.01.  Expenses.  Except as otherwise provided herein, all
                         --------
costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

          SECTION 2.02.  Further Assurances.  Each Stockholder and Purchaser
                         ------------------
will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

          SECTION 2.03.  Specific Performance.  The parties hereto agree that
                         --------------------
irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          SECTION 2.04.  Entire Agreement.  This Agreement constitutes the
                         ----------------
entire agreement between Purchaser and the Stockholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Purchaser and each Stockholder with respect to the subject matter hereof.

          SECTION 2.05.  Assignment.  This Agreement shall not be assigned by
                         ----------
operation of law or otherwise (other than by will or the laws of descent and distribution), except that Purchaser may assign all or any of its rights and obligations hereunder to any wholly owned subsidiary of Parent, provided that no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

          SECTION 2.06.  Parties in Interest.  This Agreement shall be binding
                         -------------------
upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.




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                                        4

          SECTION 2.07.  Amendment; Waiver.  This Agreement may not be amended
                         -----------------
except by an instrument in writing signed by the parties hereto. Any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement or condition contained herein other than the condition set forth in Section 1.03 with respect to satisfaction of the Minimum Condition. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

          SECTION 2.08.  Severability.  If any term or other provision of this
                         ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

          SECTION 2.09.  Notices.  All notices, requests, claims, demands and
                         -------
other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 2.09):

          if to Purchaser:

               DP/SU Acquisition Inc.
               c/o CBI Holdings Inc.
               6 High Ridge Park
               Stamford, CT  06905
               Facsimile No.: (203) 968-7957
               Attention:  General Counsel

          with copies to:

               Cadbury Schweppes plc
               25 Berkeley Square
               London, England W1X 6HT
               Facsimile No.: (011) 71-830-5221
               Attention:  Company Secretary




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                                        5


               Shearman & Sterling
               599 Lexington Avenue
               New York, New York  10022
               Facsimile No.  (212) 848-7179
               Attention:  Alfred J. Ross, Jr., Esq.

          if to a Stockholder:

               c/o Dr Pepper/Seven-Up Companies, Inc.
               8144 Walnut Hill Lane
               Dallas, Texas 75231-4372
               Facsimile No.:  (214) 360-7981
               Attention:  General Counsel

          with a copy to:

               Baker & Botts, L.L.P.
               2001 Ross Avenue
               Dallas, Texas 75201-2980
               Facsimile No.:  (214) 953-6503
               Attention:  Andrew M. Baker, Esq.

          SECTION 2.10.  Termination.  This Agreement shall terminate upon the
                         -----------
termination of the Merger Agreement.

          SECTION 2.11.  Governing Law.  This Agreement shall be governed by,
                         -------------
and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware State or federal court sitting in the City of Wilmington.

          SECTION 2.12.  Headings.  The descriptive headings contained in this
                         --------
Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 2.13.  Counterparts.  This Agreement may be executed in one or
                         ------------
more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.




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                                        6

          IN WITNESS WHEREOF, Purchaser has caused this Agreement to be executed by its officer thereunto duly authorized and each Stockholder has duly executed this Agreement, each as of the date first written above.


                                   DP/SU ACQUISITION INC.


                                   By   /s/ John F. Brock
                                      ------------------------------------------
                                       Name:  John F. Brock
                                       Title:  President



                                   THE STOCKHOLDERS:


                                     /s/ John R. Albers
                                   ---------------------------------------------
                                   John R. Albers



                                     /s/ Ira M. Rosenstein
                                   ---------------------------------------------
                                   Ira M. Rosenstein



                                     /s/ Thomas O. Hicks
                                   ---------------------------------------------
                                   Thomas O. Hicks

                                   SCHEDULE A



Name:                         Shares:
- ----                          ------

John R. Albers            2,049,963

Ira M. Rosenstein           511,649

Thomas O. Hicks             484,030